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New Concept Energy, Inc. Reports Third Quarter 2012 Results

Dallas (November 13, 2012) — New Concept Energy, Inc. (NYSE MKT:GBR), ( the "Company" or "NCE") a Dallas-based oil and gas company, today reported a net income for the three months ended September 30, 2012 of $1.5 million or S0.78 per share, compared to a net loss of $57,000 or ($0.03) per share for the three months ended September 30, 2011.

In the fourth quarter of 2011 the Company had a 510.3 million note receivable and determined that the financial condition of the debtor had deteriorated and there could be no assurance that the amount owed would or could be collected. At that time the company recorded a loss and established a reserve of $10.3 million. In the third quarter of 2012 the Company recorded a 51,700,000 gain from the recovery of the previously reserved note receivable. The Company will continue to attempt to collect the balance of the receivable.

The Company recorded oil and gas revenues of $274,000 as compared to $313,000 for the comparable period of 2011. The changes in oil & gas revenue were principally due to a decrease of approximately $40,000 due to lower prices being received for the sale of our natural gas.

The Company recorded oil and gas operating expenses of $432,000 as compared to $325,000 for the comparable period of 2011. The increase was principally due to an increase in depletion, depreciation and amortization expense which was $168,000 in 2012 as compared to $86,000 in 2011.

For 2012 accretion of asset retirement costs was $0 as compared to $32,000 in 2011. During the third quarter of 2012 the company re-evaluated its method of plugging abandoned wells and determined by doing so in-house it could lower its costs. Based upon the Company's current calculations we have established a sufficient reserve, for accounting purposes, to plug the existing wells when it becomes necessary.

The Company recorded revenues of 5702,000 in 2012 from its retirement property compared to $690,000 for the comparable period in 2011. Occupancy decreased from 91% in 2011 to 85% during the same period in 2012. The decrease was offset by an increase in the rates charged at the facility.

The Company has a long term lease to operate the facility. Operating costs including lease expense was $590,000 in 2012 as compared to $562,000 in 2011. The increase was principally due to an increase in the lease rate the Company pays to operate the facility.

For 2012, interest income was $0 as compared to $121,000 for the comparable period in 2011. In December 2011 the Company became concerned about the collectability of a certain note receivable and determined that the note and any accrued interest be fully reserved. The Company continues to accrue interest but provides a full reserve should it be unable to collect.

For the three months ended September 30, 2012 the Company recorded interest expense of $52,000 as compared to $31,000 for the comparable period in 2011. The increase is due to additional interest on financing obtained in late 2011 to drill wells.

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATION
(unaudited)
(amounts in thousands, except per share data)

	For the Three Months ended September 30,		For the Nine Months ended September 30,
	2012	2011	2012	2011
Revenue
Oil and gas operations, net of royalties	$274	$313	$889	$873
Real estate operations	702	690	2,039	2,152
	976	1,003	2,928	3,025

Operating expenses
Oil and gas operations	432	325	1,356	1,025
Real estate operations	359	440	1,078	1,151
Lease expense	231	192	693	576
Corporate general and administrative	108	101	402	351
Accretion of asset retirement obligation	-	32	68	96
Impairment of natural gas and oil properties	-	-	912	-
	1,130	1,090	4,509	3,199
Operating earnings (loss)	(154)	(87)	(1,581)	(174)

Other income (expense)
Interest income	-	121	-	360
Interest expense	(52)	(31)	(170)	(93)
Other income (expense), net	1,726	(60)	1,835	13
Income/(Expense)	1,674	30	1,665	280

Net income (loss) applicable to common shares	$1,520	$(57)	$84	$106

Net income (loss) per common share-basic and diluted	$0.78	$(0.03)	$0.04	$0.05

Weighted average common and equivalent shares outstanding - basic	1,947	1,947	1,947	1,947

NEW CONCEPT ENERGY ENERGY, INC. AND SUBSIDARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(amounts in thousands)
	September 30,	December 31,
	2012	2011
Assets

Current assets
Cash and cash equivalents	$235	$109
Accounts receivable from oil and gas sales	177	167
Other current assets	5	20
Total current assets	417	296

Oil and natural gas properties (full cost accounting method)
Proved developed and undeveloped oil and gas properties, net of depletion	9,856	11,141

Property and equipment, net of depreciation
Land, buildings and equipment - oil and gas operations	1,429	1,486
Other	184	150
Total property and equipment	1,613	1,636

Other assets	635	377

Total assets	12,521	$13,450

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - CONTINUED
(unaudited)
(amounts in thousands, except share amounts)
	September 30,	December 31,
	2012	2011

Liabilities and stockholders' equity

Current liabilities
Accounts payable - trade	$110	$422
Accrued expenses	242	417
Total current liabilities	352	839

Long-term debt
Notes payable	2,347	2,249
Payable - related parties	-	691
Asset retirement obligation	2,770	2,702
Other long-term liabilities	490	491
Total liabilities	5,959	6,972

Stockholders' equity
Preferred stock, Series B	1	1
Common stock, $.01 par value; authorized, 100,000,000
shares; issued and outstanding, 1,946,935 shares
at March 31, 2012 and December 31, 2011	20	20
Additional paid-in capital	58,838	58,838
Accumulated deficit	(52,297)	(52,381)

	6,562	6,478

Total liabilities & equity	$12,521	$13,450